                                                                      EXHIBIT 11

                                    THQ, INC.

                  STATEMENT OF COMPUTATION OF NET EARNINGS PER
                       COMMON AND COMMON EQUIVALENT SHARES

                                            For the Three Months Ended       For the Nine Months Ended
                                                  September 30,                    September 30,
                                          --------------------------      --------------------------
                                             1997            1996            1997            1996
                                          ----------      ----------      ----------      ----------
Net income used to compute
  primary and fully diluted earnings
  per share                               $1,428,000      $  652,000      $3,142,000      $  887,000
                                          ==========      ==========      ==========      ==========
Weighted average number of shares
  outstanding                              6,561,000       4,613,000       6,175,000       4,458,000
Dilutive effect of stock options
  and warrants                               623,000         379,000         586,000         226,000
                                          ----------      ----------      ----------      ----------
Number of shares used to compute
primary and fully diluted
  earnings per share                       7,184,000       4,992,000       6,761,000       4,684,000
                                          ==========      ==========      ==========      ==========
Net earnings per share                    $     0.20      $     0.13      $     0.46      $     0.19
                                          ==========      ==========      ==========      ==========